Exhibit 99.1

Avnet Names Company Veteran Phil Gallagher CEO

PHOENIX – Nov. 23, 2020 – Avnet, Inc. (NASDAQ: AVT), a leading global technology distributor, today announced that the Company’s Board of Directors has named 37-year Avnet veteran Phil Gallagher as its Chief Executive Officer, effective immediately. Mr. Gallagher, who has been in the role of interim CEO of Avnet since August 2020, has also been appointed to the Company’s Board of Directors.

"The Board of Directors is pleased with the appointment of Phil as Avnet's CEO. His steady hand and his consistent commitment to the technology industry will benefit all of our stakeholders," said Rodney C. Adkins, Chairman of the Board, Avnet. “In today’s dynamic global market, we are confident that Phil’s back to basics approach, as well as his experience and vision for the future, will enable Avnet to continue delivering value to our customers, supplier partners, employees and shareholders.”

Gallagher has held executive leadership positions in sales, marketing, and operations during his tenure at the company. Prior to his interim CEO position, he was the Global President of Avnet’s Electronics Components business. Gallagher was formerly the President of the National Electronic Distributors Association and currently serves on the advisory board of Women in Electronics.

“It is an honor to be named Avnet’s CEO,” said Gallagher. “We sit firmly in the center of the technology value chain and therefore have a tremendous opportunity to build our leadership and market position as we help our customers and suppliers meet their evolving needs. As the company enters its centennial year in 2021, our strategy will build on Avnet’s core distribution business by leveraging our talented people and strong relationships to deliver profitable growth. I am extremely excited about our future.”

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About Avnet
Avnet is a global technology solutions provider with an extensive ecosystem delivering design, product, marketing and supply chain expertise for customers at every stage of the product lifecycle. We transform ideas into intelligent solutions, reducing the time, cost and complexities of bringing products to market. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com.

Contacts:
Avnet Investor Relations: Joe Burke, joseph.burke@avnet.com, 480-643-7431

Avnet Media Relations: Heather Vana, heather.vana@avnet.com, 480-643-8299

Brodeur Partners for Avnet: Lauren Levinson, llevinson@brodeur.com, 202-899-4639